EXHIBIT 10.14

Briyante/Imagis Term Sheet

1.	Imagis will advance Briyante C$50,000 twice monthly for the next two months, for a total of C$200,000. If agreement is reached, the first payment will be made on July 30th 2002.

2.	In return, Briyante will undertake the following:

A.

Develop an Imagis-branded Query Application to a mutually-agreed specification which, in combination with the Microsoft IJIS demo application and Briyante middleware will enable disparate databases to be queried and information presented on a single screen. Imagis will own this application and provide a royalty free license to Briyante to modify and re-sell in non law enforcement verticals. Briyante will provide updates to Imagis from time to time. Where possible, Briyante will provide source and executable, otherwise Briyante will provide executable code forms.

B.	Imagis will have the exclusive right to market the Query Application in the law enforcement market on a global basis.

3.	Neither party will use products competitive with those of the other party without offering the other the right of first refusal.

4.	When an Imagis re-seller sells the Query Application, Briyante will earn 50% of the net proceeds from Imagis’ Business Partner to Imagis for the Briyante components as well as the Query Application.

5.	When Imagis directly sells the Query Application, Briyante will earn 40% of the net proceeds for the Briyante Components and the Query Application.

6.	When Briyante directly sells the Query Application, it will earn 40% of the Imagis components and 60% of the Briyante Components.

7.	After the first six months of this agreement, Imagis will retain 50% of Briyante royalties and credit them against the C$200,000 advance until this is repaid.

8.

Once implemented, Imagis will actively promote the Query application, and the Briyante middleware, through its sales team and distribution channels. Neither party’s List prices will be discounted by more than 10% without the express written permission of the party.

9.

Only Imagis will sell the Query Application through the MS re-seller channel. When Imagis sells the Query Application through the Microsoft re-seller channel, both Briyante and Imagis will receive 50% each of the net proceeds of the Briyante Components.

10.	In the case of Imagis referring a Briyante Components only customer to Briyante, Briyante will give Imagis a 10% referral fee.

11.	The term of the agreement will be three years from date of signing.

/Iain Drummond/ Iain Drummond President, Imagis Technologies Inc July 30, 2002	/Al Kassam/ Al Kassam President, Briyante Software July 30, 2002